Exhibit (a)(1)(L)

FORM OF REMINDER COMMUNICATION
TO ELIGIBLE OPTIONHOLDERS ABOUT THE EXCHANGE OFFER

Date:	, 2008

To:	Eligible Optionholders

From:	United Therapeutics Corporation

Re:	Reminder about Exchange Offer

The exchange offer for Eligible Options is currently open and available to all Eligible Optionholders.  As previously communicated, the exchange offer is scheduled to expire at 5:00 p.m., New York City Time, on December 26, 2008. We have not yet received a form from you indicating your decision to participate.

Remember, if you wish to participate, you must ensure that we receive your properly completed and signed Election Form prior to the expiration of the exchange offer, which we expect will be at 5:00 p.m., New York City Time, on December 26, 2008.  We will notify you if we extend the offer to a later expiration date.

The Offer to Exchange, Election Form and other necessary forms and information are available on United Therapeutics’ intranet site at:  https://intranet.unither.com > “Sections” > “Options & STAPs”.  The Election Form is also attached to this e-mail along with a Q & A document addressing commonly asked questions.  You should direct additional questions about the exchange offer or requests for assistance (including requests for additional copies of the Offer to Exchange, the Election Form, or other documents relating to this exchange offer) to any member of our Human Resources Team:

Alyssa Friedrich at 240-821-1730 or afriedrich@unither.com

Jami Etter at 240-821-1728 or jetter@unither.com

Danielle Tilford at 240-821-1791 or dtilford@unither.com

Claire Moore at 321-676-0010 ext 1040 or cmoore@unither.com

Holly Aimone at 919-485-8350 ext 1215 or haimone@unither.com

Gill Salmon 44 1483-207780 ext 1215 or gsalmon@unither.com